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                                                                     EXHIBIT 5.2

                                                April 15, 2004


General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania  15222

      Re:   General Nutrition Centers, Inc. and the other entities listed on
            Schedule I -Registration Statement on Form S-4 (File No.

Ladies and Gentlemen:

            We are special counsel to General Nutrition Corporation, a Pennsylvania corporation ("GNC"), General Nutrition, Incorporated, a Pennsylvania corporation ("GNI"), General Nutrition Distribution, L.P., a Pennsylvania limited partnership ("GND") and GNC Franchising, LLC, a Pennsylvania limited liability company (f/k/a GNC Franchising, Inc.) ("Franchising", together with GNC, GNI and GND, the "Pennsylvania Guarantors") in connection with the public offering of $215,000,000 aggregate principal amount of General Nutrition Centers, Inc.'s (the "Issuer") 8-1/2% Senior Subordinated Notes due 2010 (the "Exchange Notes"). The Indenture, dated as of December 5, 2003 (the "Original Indenture"), among the Issuer, the guarantors party thereto (the "Guarantors") and U.S. Bank National Association, as Trustee (the "Trustee"), as supplemented by the Supplemental Indenture, dated as of April 6, 2004, by and among the Issuer, Franchising, the other Guarantors and the Trustee (together with the Original Indenture, the "Indenture") provides for the guarantee of the Exchange Notes by the Guarantors (the "Guarantees") to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 8-1/2% Senior Subordinated Notes due 2010 of the Issuer (the "Original Notes") under the Indenture, as contemplated by the Registration Rights Agreement, dated as of December 5, 2003 (the "Registration Rights Agreement"), by and among the Issuer, the Guarantors, Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities LLC.

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Securities Act").

            In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) the registration statement on Form S-4 of the Issuer and the Guarantors relating to the Exchange Notes and the Guarantees as filed with the Securities and Exchange Commission (the "Commission") (such registration statement being hereinafter referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture including the terms and the provisions of the Guarantees; (iv)


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certificates dated on or about the date hereof furnished by the Pennsylvania
Guarantors; (v) the Articles of Incorporation of GNC dated as of October 29, 2003; (vi) the Articles of Incorporation of GNI dated as of October 29, 2003;
(vii) the Certificate of Limited Partnership of GND dated as of January 29, 1998; (viii) the Certificate of Organization of Franchising dated as of December 31, 2003; (ix) the By-Laws of each of GNC and GNI; (x) the Limited Partnership Agreement of GND dated January 27, 1998; (xi) the Limited Liability Company Operating Agreement of Franchising, dated as of January 1, 2004; (xii) resolutions of the Board of Directors of GNC, GNI and GNC Franchising, Inc. (n/k/a GNC Franchising, LLC) and the general partner of GND, each dated as of December 5, 2003 and the limited partner of GND dated as of the date hereof; and
(xiii) the form of the Guarantees. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Pennsylvania Guarantors and such agreements, certificates, receipts and statements (oral and written) of public officials, certificates of officers or other representatives of the Pennsylvania Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Pennsylvania Guarantors and others and of public officials.

            Our opinions set forth herein are limited to the laws of the Commonwealth of Pennsylvania. We do not express any opinion with respect to the law of any jurisdiction other than Pennsylvania or as to the effect of any such non-opined-on law on the opinions herein stated. We express no opinion as to the effect of any federal or state securities laws, rules or regulations.

            The opinion set forth in paragraph 1 below with respect to the present subsistence of the Pennsylvania Guarantors is based solely upon certificates issued by the Secretary of State of the Commonwealth of Pennsylvania for GNC, GNI and GND dated December 4, 2003, December 8, 2003, and December 4, 2003 respectively and oral statements as to subsistence of GNC, GNI, GND and Franchising made by public officials in the office of the Secretary of State of the Commonwealth of Pennsylvania.

            Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

            1. Each of the Pennsylvania Guarantors has been duly incorporated or formed, as the case may be, and is presently subsisting under the laws of the Commonwealth of Pennsylvania.


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            2. Each of the Pennsylvania Guarantors has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver the Guarantee and to consummate the transactions contemplated thereby.

            3. The execution, delivery and performance of the Guarantee by each of the Pennsylvania Guarantors has been duly authorized. When the Guarantee (in the form examined by us) has been signed by an incumbent officer authorized to do so in the respective authorizing resolution of each Pennsylvania Guarantor, the Guarantee executed by each of the Pennsylvania Guarantors will be duly executed. When each Pennsylvania Guarantor has voluntarily transferred possession of its Guarantee to the Trustee, the Guarantee of each such Pennsylvania Guarantor will have been duly delivered.

            The opinions set forth herein are given as of the date hereof and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any change in the law or the facts that may occur after the date hereof. The opinions set forth herein are limited to those expressly stated and no other opinion or opinions should be implied.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely on this opinion in connection with the opinion being delivered by such firm in connection with the Exchange Offer.


                                    Very truly yours,


                                    /s/ Pepper Hamilton LLP